Exhibit 2.1

Vision Marine Technologies Inc.

Description of Securities Registered under Section 12 of the Exchange Act

As of August 31, 2022, Vision Marine Technologies Inc. (the “Company”) had the following securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”):

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	VMAR	Nasdaq Stock Market LLC

The following description of the Company’s share capital and certain provisions of its articles of incorporation, as amended (the “Articles”), is a summary and does not purport to be complete and is qualified in its entirety by reference to the complete texts of such documents. You should refer to and read such documents carefully. Capitalized terms used but not defined herein have the meanings given to them in the Company’s annual report on Form 20-F (the “Annual Report”) to which the description of securities registered under Section 12 of the Exchange Act (the “Description of Securities”) is an exhibit.

The Articles permit the issuance of an unlimited number of Common Shares, and holders of Common Shares have no pre-emptive or conversion or exchange right or other subscription rights in connection with such further issuance. Under the Articles, the authorized share capital of the Company consists of two (2) classes of shares. We are authorized to issue an unlimited number of common shares without par value, issuable in four series, of which an unlimited number are designated as Voting Common Shares - Series Founder, an unlimited number are designated as Voting Common Shares - Series Investor 1, an unlimited number are designated as Voting Common Shares - Series Investor 2 and an unlimited number are designated as Non-Voting Common Shares. We are also authorized to issue unlimited number of preferred shares without par value, in one (1) or more series, each series to consist of such number of shares as may before issuance thereof be determined by the directors.

Common Shares

Voting Rights

Our Common Shares, subject to the Business Corporations Act (Quebec), are entitled to vote at every shareholders’ meeting and receive a notice of meeting; each shareholder has one vote per share during the meeting.

Dividends

The holders of Common Shares are entitled to receive dividends as and when declared by the Board, out of the funds that are available for the payment of dividends.

Liquidation

In the event of the Company’s voluntary or involuntary liquidation or dissolution, or any other distribution of the Company’s assets among its shareholders for the purposes of winding up its affairs, the holders of Common Shares shall be entitled to receive, share for share, the remainder of the assets of the Company, with neither preference nor distinction.

Rights and Preferences

The holders of Common Shares do not have preemptive rights, conversion rights or other subscription rights attaching to the Common Shares. There is no redemption or sinking fund provisions applicable to Common Shares. There is no provision in the Articles requiring the holders of Common Shares to contribute additional capital or permitting or restricting the issuance of additional securities or any other material restrictions. The rights, preferences and privileges of the holders of Common Shares are subject to and may be adversely affected by, the rights of the holders of any series of preferred shares that the Board may designate in the future.

Actions necessary to change the rights of shareholders.

Under the general provisions of the Business Corporations Act (Quebec), (i) our Articles may be amended by the affirmative vote of the holders of a majority of the votes cast by the shareholders at a special meeting.

Shareholder Meetings

The Business Corporations Act (Quebec) provides that: (i) the corporation must hold an annual meeting of shareholders; if necessary, it can hold one or more special shareholder’s meetings; (ii) shareholders meeting may be held in Quebec, in any place chosen by the Board, or may be held at a location outside Quebec if the articles allow it, or if all the shareholders entitled to vote agree; (iii) an annual meeting must be held within 18 months of the incorporation of the Corporation and, thereafter, within 15 months of the previous annual meeting; (iv) the Board may at any time call a special meeting; (v) shareholders holding at least 10% of the shares giving the right to vote at the special meeting requested to be convened may, by means of a notice, request the Board to convene a special meeting for the purposes set out in their request.

Limitation of Liability and Indemnification

Under the Business Corporations Act (Quebec), the Company must indemnify its current or former directors or officers or another individual who acts or acted at its request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the Company or another entity. The Business Corporations Act (Quebec) also provides that the Company must advance moneys to such individual for costs, charges and expenses incurred in connection with such a proceeding; provided that such individual shall repay such payment if he or she does not fulfill the conditions described below.

Indemnification is prohibited under the Business Corporations Act (Quebec) unless the individual: acted with honesty and loyalty in the Company’s interests, or in the interest of the other group for which the individual acted as director or officer or in a similar capacity at the Company’s request; and in the case of a proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

The Business Corporations Act (Quebec) authorizes the Company to purchase and maintain insurance for the benefit of each of its current or former directors or officers and each person who acts or acted at the Company’s request as a director, officer or an individual acting in a similar capacity of the Company, or of any subsidiary of the Company.

Limitations

Other than as disclosed in Item 10.B of the Annual Report, our Articles do not contain any provisions that have an effect of delaying, deferring or preventing a change in control of the Company; do not contain any provisions that require a shareholder to disclose his ownership above a particular threshold; or govern changes in the capital, which, in each case, are more stringent than those required by law. Other than as disclosed in Item 10.D of the Annual Report with respect to limitations under the Investment Canada Act, there is no limitation imposed by law or by the Articles on the right to own securities of the Company, or on the right of a non-resident or foreign shareholder to hold or exercise voting rights on the Company’s securities.